Exhibit No. 10.9
Form 10-KSB
Signet International Holdings, Inc.
File No.  000-51185

LETTERHEAD OF SIGNET INTERNATIONAL HOLDINGS, INC.

TO:	Mr. John E. Derhak
12948 Calais Circle
    West Palm Beach, FL  33410

LETTER OF AGREEMENT TO PURCHASE

May 1, 2007

Dear Mr. Derhak:

This letter sets forth the Agreement {"Agreement") between yourself, John E. Derhak, an individual hereinafter, (“Mr.  Derhak “) and Signet International Holdings, Inc. (“Signet") with respect to your Book entitled “Tales from the moe. Republic” authored by you only and consisting of original annotations and stories developed and created by you a copy of which accompanies this agreement referenced as EXHIBIT A and made a part of this Letter Agreement to Purchase hereinafter referred to as (“The Property”).

The Video teleplay rights (only)of The Property is being purchased by Signet for the purpose of being developed and produced as individual video productions or as a video series, to be broadcast and/or presented in any format, as  Television Programming and/or Feature Screen Plays, hereinafter, (the “Programs”).

1. Purchase Price & Terms

Purchase Price:   The agreed purchase price for the property is $1,136,624.  This price includes all of the Teleplay rights, title and privileges of the properties and any ancillaries that may accrue to Signet there from subject to the terms and conditions recited in “3. Rights Granted”.

Payment:   113,662 shares of Signet Common Stock will be issued and delivered to Mr. Derhak no later than 14 days from executing this agreement and $25,000.00 cash payable anytime before May 31, 2009.

2.  Delivery

Upon executing this agreement, Mr. Derhak will deliver to Signet the total unabridged, full length and complete copy of “The Moe Republic,” the Novel based upon the fictional characters developed and created by Mr. Derhak without collaboration, partnership or association with a third party or more who may burden, impede or otherwise encumber Signet’s clear title recited in “3. Rights Granted”.

3.  Rights Granted

Mr. Derhak hereby sells to Signet teleplay rights only outright, exclusively and in perpetuity, all teleplay rights, title, and interest of any kind or nature whatsoever, whether now or hereafter known or existing in all languages, throughout the universe in and to the property (the Rights").  The Teleplay Rights shall include, without limitation, all rights which include motion picture, programs, television and allied rights in and to the Property including, without limitation, music, live action, animation, remake, series, digital television and video cassette and/or video laser disc recording, sound track, media rights, merchandising, and commercial tie-up rights in and to the Teleplay Property and any and all rights there from or ancillary thereto.

Should either Mr. Derhak or Signet have the occasion to negotiate, or is invited to open discussions with a Motion  Picture Company and/ or its representatives to purchase the motion picture rights, Mr. Derhak or Signet ,whomever is approached, will immediately notify the other party.  Signet will retain the rights to negotiate and execute the contract, the terms and conditions all of which will be subject to Mr. Derhak’s approval.  If a contract is executed to purchase the motion picture rights, Mr. Derhak will be entitled to full disclosure and examination of the terms and conditions of the contract.  Further, Signet will be entitled to 25% of all payments received from the Motion Picture Company.  All legal and administrative contractual costs will be borne by Signet.  Mr. Derhak shall receive 75%.  Signet will not participate in any other compensation he may receive as an employee or independent contractor of the Motion Picture Company.
Signet’s rights do not include sequel, prequel rights the rights to audio book, plays. magazine, newspaper, journals, periodicals, pamphlets or any other type of written matter or publication and related ancillaries resulting there from which do not extend beyond or infringe upon those ancillaries resulting from the teleplay rights above.  Signet retains the rights of first refusal or the rights to match any bona fide offer Mr. Derhak receives for the sale of the sequel or prequel property.  If Signet matches the offered price, Mr. Derhak agrees to sell these rights to Signet.

Signet will offer to moe. (the recording musical group), the first right of refusal to compose and deliver all original theme and transitional musical arrangements to accompany the TV teleplays produced by Signet.  All recorded music whether delivered by moe. or another musical group will be selected by Signet subject to Mr. Derhak’s approval.  Signet will pay moe. or other group the customary, standard and the then current scale rates.  The compensation rates will be based on an agreeable national index.  If moe exercises it first right of refusal and composes the music, Signet agrees to display the moe. logo /insignia along with  suitable mention of the musical group during the appropriate opening and /or closing slots of the teleplay presentations.

4.  Representations and Warranties

Mr. Derhak warrants and represents that all ideas, creations, material, and intellectual properties furnished by Mr. John E. Derhak herein are Mr. Derhak’s own, original creations.  Mr. Derhak warrants and represents that Mr. John E. Derhak has the sole and exclusive right and authority to enter into and fully perform this agreement and to grant exclusively to Signet the Rights granted herein.

5.  Indemnities

Mr. Derhak shall defend, indemnify and save harmless Signet, its successors, licensees and assigns, and any officers, directors, employees/ agents and/or representatives of any of the foregoing, from and against any and all claims and expenses (including without limitation reasonable legal fees and expenses) incurred by any of them by reason of the breach or alleged breach of any warranty undertaking, representation and/or agreement made by or entered into herein by Mr. Derhak hereunder.

6.  Signet’s Control

Mr. Derhak acknowledges the right of Signet to make any changes to the Property in the preparation and exploitation of any productions based on the property, and in this connection Mr. Derhak acknowledges and agrees that Mr. Derhak will not have any right of approval or consultation with respect to any such changes or with respect to any element of any production produced hereunder.  However, upon Signet’s request, Mr. Derhak will be available to assist in the production of the screen plays in the capacity of assistant director, consultant and/or otherwise professional advisor to the overall presentation.  For his services, Mr. Derhak will be paid at a scale commensurate to the duty requested satisfactory to Mr. Derhak.

7.  Assignment

All Teleplay rights and privileges granted to Signet hereunder and all representations and warranties made by Mr.  Derhak hereunder shall inure not only to Signet's benefit, but also to the benefit of all persons who may hereafter lawfully acquire any right to produce, sell, license, transmit, exhibit, advertise and/or exploit in any way the rights granted hereunder, it being expressly agreed that any production hereunder may be produced, released, sold and/or distributed under any company or trade name, brand producing mark, or trademark desired by Signet, its licensees, successors and assigns.

8.  No Injunctive Relief

Mr. Derhak’s sole and exclusive remedy for any breach of this Agreement shall be limited to an action for damages at law and under no circumstances shall Mr. Derhak be entitled to equitable relief or to restrain or enjoin the distribution of any Programs hereunder or other exploitation of any of the Rights granted to Signet hereunder.

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9.  Notices

Notices to Signet shall be sent to:

Ernest W. Letiziano, President
Signet International Holdings, Inc.
205 Worth Avenue, Suite #316,
Palm Beach, FL 33480
Telephone: 561 832-2000

Notices to Mr. Derhak shall be sent to:

John E. Derhak
12948 Calais Circle
West Palm Beach, FL  33410
Telephone: 561-309-8728

All notices hereunder shall be given to Mr. John E. Derhak and Signet by first class mail, registered or certified, return receipt requested, or by personal delivery, fax, Federal Express or the like, at their respective addresses set forth, or to such other address as either party shall specify in writing.

10.  Rights of Action

Rights of action with respect to breach of promises, covenants, warranties and/or representations by either party to this agreement made or committed during its effective term shall survive the expiration of this agreement an shall inure to and for the benefit of any successors and assigns of either party to this agreement.

11.  Choice of Law

This agreement is executed in and shall be construed in accordance to the laws of the State of Florida.  The parties agree that venue for any action in relation to this agreement shall be in the state of Florida.

12.  Entire Agreement

This constitutes the sole and entire agreement and understanding between MR. JOHN E. DERHAK and SIGNET with respect to the subject matter discussed herein.  All terms contained in this letter Agreement which are not specifically defined herein are intended to be defined in accordance with the customary definitions of such terms in the United States Motion Programs and Television industries.  This LetterAgreement shall constitute a complete and mutually binding Agreement that can not be modified except by a writing signed by all of the parties.

Please indicate your acceptance of this letter Agreement by signing in the space provided for herein below.

AGREED TO AND ACCEPTED BY:

For JOHN DERHAK, Individual

/s/ John E. Derhak	May 17, 2007
John E. Derhak	Date

/s/ illegible
Witness

For SIGNET INTERNATIONAL HOLDINGS, INC.

/s/ Ernest W. Letiziano	May 17, 2007
Ernest W. Letiziano	Date
President